Exhibit 19.1

Insider Trading Policy

The purpose of this insider trading policy is to promote compliance with all applicable federal and state securities laws by Range Resources Corporation, its subsidiaries and their respective board members, officers and employees. This policy replaces all previous policies of Range concerning insider trading.

Applicability

This policy is applicable to all board members, officers and employees of Range Resources Corporation and its subsidiaries (which, although separate legal persons are, for convenience, collectively referred to as “Range”) as well as agents and advisors of Range who are provided a copy or placed on notice of this policy. Questions regarding this policy, or its application to any proposed transaction, should be directed to Range's General Counsel, who has the authority to interpret this policy and its application. Ultimately, however, the responsibility for adhering to this policy and avoiding unlawful transactions rests with the individual board member, officer, employee, agent or advisor.

Policy

If any member of the board of directors, officer or employee of Range, or any agent or advisor of Range, has material nonpublic information relating to Range, it is Range’s policy that neither that person nor any Related Person may buy or sell securities of Range or engage in any other action to take advantage of, or pass on to others, that material nonpublic information. This policy also applies to all material nonpublic information relating to any other Company with publicly traded securities, including our competitors, customers or suppliers, obtained in the course of employment by, or association with Range.

To avoid even the appearance of impropriety, additional requirements for trading Range securities apply to members of the board of directors of Range Resources Corporation and senior officers of Range.

Definitions/Explanations

To properly understand and adhere to this policy, it is important that you familiarize yourself with the definitions below.

A.
Who is an “Insider”?

Any person who possesses material nonpublic information is considered an “insider” as to that information. Insiders can include Range board members, officers, employees, independent contractors and those persons in a special relationship with Range (including, for example, auditors, oil field service providers, consultants or attorneys). The definition of insider is specific to each transaction. In other words, an individual is an insider with respect to each item of material nonpublic information of which he or she is aware.

B.
What is “Material” Information?

The materiality of information depends upon the circumstances. Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision whether to buy, sell or hold a security or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a Company’s business or to any type of security, whether debt (such as publicly traded bonds) or equity (including common stock or rights to acquire stock).

Some examples of material information include:

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Unpublished financial results,
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Unpublished operational results, including drilling, logging, testing or oil and gas production results,
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Information about a pending or proposed Company transaction,
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Significant changes in corporate objectives,
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Information about a significant sale or purchase of assets,
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Resignation of or potential resignation of the Company’s independent auditor,

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Significant changes in management,
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Changes or potential changes in dividend policies,
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Financial liquidity issues; and
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Credit rating actions.

The above list is only illustrative; many other types of information may be considered "material," depending on the circumstances. The materiality of particular information is subject to reassessment on a constant basis.

C.
What is “Nonpublic” Information?

Information is "nonpublic" if it is not available to the general public. For information to be considered public, it must be disseminated in a manner making it generally available to investors through press releases, the Company’s website, SEC filings or media like Dow Jones, Reuters, The Wall Street Journal, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination, unless and until publicly confirmed or denied by Range.

D.
Who is a “Related Person”?

For purposes of this policy, a “Related Person” includes:

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A spouse, children and anyone else living in your household;
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Partnerships in which you are a general partner;
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Business entities in which you are the majority owner or that you otherwise control;
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Trusts of which you are a trustee; and
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Estates of which you are an executor or executrix.

Restrictions

A.
Non-disclosure of Material Nonpublic Information

Material nonpublic information must not be disclosed to anyone, except the persons within Range or third party agents of Range (such as consultants, service providers, the Company’s independent auditors, investment banking advisors or outside legal counsel) whose positions require them to know it, until this information has been publicly released by Range.

B.
Prohibited Trading in Range Securities

Range board members, officers, employees, independent contractors and those persons in a special relationship with Range (including, for example, its auditors, consultants or attorneys) may not place a purchase or sell order or recommend that another person place a purchase or sell order in Range securities (including initial elections, changes in elections or reallocation of Range stock in your Range 401(k) plan account or other benefit plan) when you have knowledge of material information concerning Range that has not been disclosed to the public.

This rule does not apply to the purchase of stock under any other Range sponsored plan resulting from your periodic contributions to the plan under an election made at the time of enrollment in the plan. However, the trading restrictions do apply to an election to participate in the plan, any modifications to your periodic contributions and to your sales of Range stock purchased under the plan.

This rule does not apply to the exercise of stock options or SARs, however stock that is acquired upon exercise of a stock option or SAR or distributed from a deferred compensation plan is subject to this policy and may not be sold while the person who exercised the stock option or SAR is in possession of material nonpublic information or while the trading window is closed.

C.
Prohibition of Trading for One Full Trading Day Following Earnings Releases and Other Material Announcements

All persons subject to this policy must allow at least 1 full trading day following publication of earnings releases and other material announcements before trading in Range securities. This period permits a reasonable amount of time to elapse for the market to react to the information contained in the announcement.

For example, if Range makes an announcement before the commencement of trading on a Monday, a person subject to this policy may trade in Range securities starting on Tuesday of that week, because one full trading day would have elapsed by then (all of Monday). If the announcement is made on Monday after trading begins, trading in Range securities cannot occur until Wednesday. If the announcement is made on Friday after trading begins, trading made not occur until Tuesday of the following week.

D.
Prohibition on “Tipping” Information to Others

Federal law prohibits insiders from communicating or “tipping” material nonpublic information to Related Persons and any other third party (a "tippee"). Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material nonpublic information tipped to them and individuals who trade on material nonpublic information which has been misappropriated.

Tippees inherit an insider's duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee's liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. If you became aware of material nonpublic information regarding Range being tipped you should immediately report such facts to Range’s General Counsel.

E.
Avoid Speculation

Board members, officers and employees, and their Related Persons, may not trade in options, warrants, puts and calls or similar instruments on Range securities or sell Range securities "short." Trading by directors, officers and employees in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Range securities is also prohibited without the prior approval of the Board of Directors. In addition, board members, senior officers and their Related Persons shall notify Range’s General Counsel if they hold Range securities in margin accounts.

F.
Trading in Other Securities

No Range board member, officer, employee or Related Person may place a purchase or sell order, or recommend that another person place a purchase or sell order, in the securities of another corporation if the person learns of material nonpublic information about the other corporation in the course of his/her employment with Range.

G.
Close of Trading Window

As a public Company Range regularly reports quarterly and annual earnings on Form 10-Q and Form 10-K. Given the attention by the investment community to such quarterly and annual financial results, the Company has a policy such that no trading by any insider is permitted during the 7-day period before and until the day after each quarterly earning conference call (or if the Company does not conduct a quarterly earnings conference call, the filing of Form 10-Q or Form 10-K with the Securities and Exchange Commission (SEC)). Notice of such trading blackout period will typically be provided by email reminder, but regardless of the timing or transmittal of any such email reminder to employees, the quarterly trading blackout period shall apply. In addition, Range may issue other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. These events may dictate that the trading window will be closed while Range is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market and notice of such trading blackouts will be provided as promptly as reasonable under the circumstances. The trading window may also be closed by the Company for other purposes for short periods including insuring an accurate outstanding share count for shareholder voting purposes.

Members of the board of directors and senior officers may also be subject to event-specific blackouts pursuant to the SEC's Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.